Exhibit 5.1

December 2, 2020

Mid-Con Energy Partners, L.P.

2431 E. 61st Street

Suite 800

Tulsa, Oklahoma 74136

Ladies and Gentlemen:

We have acted as counsel to Mid-Con Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering of up to 250,000 common units (the “Common Units”) representing limited partner interests in the Partnership, that may be offered from time to time pursuant to the Mid-Con Energy Partners, LP Long-Term Incentive Program, as amended (the “Program”).

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to examination of copies of the following (each, a “Document,” and collectively, the “Documents”):

(i)	the Certificate of Limited Partnership of the Partnership as certified by the Chief Executive Officer of the Partnership as of the date hereof;

(ii)	the Second Amended and Restated Agreement of Limited Partnership of the Partnership as certified by the Chief Executive Officer of the Partnership as of the date hereof;

(iii)	the Certificate of Formation of Mid-Con Energy GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”);

(iv)	the Third Amended and Restated Limited Liability Company Agreement of the General Partner, as amended;

(v)	the Program;

(vi)	the Registration Statement;

(v)

resolutions of the Board of Directors of the General Partner adopted by unanimous written consent on October 23, 2020 in the form certified to us by the Chief Executive Officer of the Partnership on the date hereof; and

(ix)

such other instruments and other certificates of public officials, officers and representatives of the Partnership and such other persons as we have deemed appropriate as a basis for the opinions set forth herein.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, upon the issuance and delivery of the Common Units from time to time in accordance with the terms of the Program for the consideration established by the Program and the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the General Partner or a duly constituted and acting committee thereof as provided in the Program, (a) such Common Units will be validly issued and (b) purchasers of such Common Units will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments for their purchase of such Common Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

For purposes of this opinion, we have not reviewed any documents other than the Documents. In particular, we have not reviewed any document (other than the Documents) that is referred to in or incorporated by reference into any Document reviewed by us. We have assumed that no provision exists in any document that we have not reviewed that is inconsistent with the opinions stated herein.

In connection with this opinion, we have considered such matters of law and fact as we, in our professional judgment, have deemed necessary or appropriate to render the opinions contained herein. In rendering this opinion letter, we have assumed without independent investigation: (i) the completeness of all Documents; (ii) the genuineness of all signatures; (iii) the legal capacity of all individuals who have executed any of the Documents; (iv) the authenticity of all Documents submitted to us as originals; (v) the conformity to the original documents of all Documents submitted to us as certified, photostatic, reproduced, facsimile or conformed copies of valid existing agreements; (vi) the authenticity of all such Documents; and (vii) that the statements regarding matters of fact in any of the Documents that we have examined are accurate and complete. We have further assumed that there are no oral or written modifications or amendments to any of the Documents, and that the executed versions of the Documents are identical to any unexecuted forms or versions that we may have reviewed.

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The giving of this consent, however, does not constitute an admission that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

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